Filed pursuant to Rule 424(b)(3)

Registration No. 333-239940

PROSPECTUS SUPPLEMENT NO. 98

(to Prospectus dated July 27, 2020)

Nikola Corporation

Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on November 14, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On November 13, 2024, the closing price of our Common Stock was $3.12.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024

NIKOLA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 581-8888

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2024, Nikola Corporation (the “Company”), its wholly owned subsidiary, Nikola Subsidiary Corporation (the “Guarantor Subsidiary”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), with the consent of each of the holders of the convertible notes issued thereunder, entered into (a) a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) to amend that certain Indenture dated as of June 1, 2022 among the Company, the Guarantor Subsidiary and the Trustee, which governs the Company’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “June 2022 Notes”), and (b) a First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Fourth Supplemental Indenture, the “Supplemental Indentures”) to amend that certain Indenture dated as of June 23, 2023 among the Company, the Guarantor Subsidiary and the Trustee, which governs the Company’s 8.00% / 8.00% Series C Convertible Senior PIK Toggle Notes due 2026 (the “June 2023 Notes” and, together with the June 2022 Notes, the “Notes”).

Each of the Fourth Supplemental Indenture and First Supplemental Indenture provided for, among other things, (i) modifications to the conversion privileges of the holders of the Notes issued thereunder, such that, provided the Company’s reasonably determines that it has received at least $65.0 million in gross proceeds from the sale of its Common Stock from one or more of the holders that consented to the Supplemental Indentures (the “Specified Equity Raise”), the holders of the Notes may elect to convert their respective Notes at a reduced conversion price of $3.116 in the case of the June 2022 Notes and $3.116 in the case of the June 2023 Notes for a limited period of time (after which time, the reduced conversion prices will no long apply), and (ii) the addition of a beneficial ownership limitation such that no conversion of any Notes shall result in a then-ownership by such holder and its affiliates of over 9.9% of the outstanding shares of the Company’s common stock or combined voting power of the Company’s voting securities immediately after giving effect to the conversion.

In connection with the foregoing, the Company obtained a limited waiver from the holder of its Series B-1 Senior Convertible Notes due 2025 (the “Senior Convertible Notes) to permit the Specified Equity Raise without complying with redemption requirements under the documents governing the Senior Convertible Notes and to permit the reduction in the conversion price of the June 2002 Notes and the June 2023 Notes; provided that the Company repay amounts outstanding under the Senior Convertible Notes with the net proceeds from the Specified Equity Raise. In addition, the holder has agreed to the release and discharge of all obligations under the Senior Convertible Notes if payment of all such amounts from the net proceeds of the Specified Equity Raise are made in the amount of $39.4 million. In addition, the Securities Purchase Agreement, dated August 19, 2024, by and between the Company and the investors named therein will be terminated if such amount is paid in full.

The foregoing summaries of the Fourth Supplemental Indenture and the First Supplemental Indenture do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Fourth Supplemental Indenture and the First Supplemental Indenture, which will be filed as exhibits to the Company’s Annual Report on Form 10-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information related to the modification of the conversion price of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: November 13, 2024	By:	/s/ Britton M. Worthen
	Name:	Britton M. Worthen
	Title:	Chief Legal Officer

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